EXHIBIT 99

FOR IMMEDIATE RELEASE
June 3, 2008	NYSE-ARD

ARENA RESOURCES, INC. ANNOUNCES COMPLETION OF PUBLIC
COMMON STOCK OFFERING OF 2,501,250 SHARES

        Tulsa, OK June 3, 2008 — Arena Resources, Inc. (NYSE-ARD) (“Company”)(“Arena”) today announced that it has completed the sale of 2,501,250 shares of its common stock, including 326,250 shares covering the over-allotment option exercised by the underwriters, resulting in net proceeds of approximately $116,100,000, after estimated offering expenses. Dahlman Rose & Company, LLC acted as book running manager for the offering with Tudor, Pickering, Holt & Co. Securities Inc. and Capital One Southcoast, Inc. acting as co-managers.

        The common shares were issued pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Copies of the final prospectus supplement relating to this offering may be obtained from Dahlman Rose & Company, LLC, 142 West 57th Street, 18th Floor, New York, New York 10019.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Arena Resources, Inc.
Arena Resources, Inc. is an oil and gas exploration, development and production company with current operations in Texas, Oklahoma, Kansas, and New Mexico.

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that are more fully described in the prospectus supplement relating to the offering under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”, and in additional documents the Company has filed with the Securities and Exchange Commission.

For further information contact:
Bill Parsons, VP and Manager Investor Relations
(480) 947-1589